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                                                               EXHIBIT 99.N(iii)

                                                                     TRANSLATION
                                                              (November 7, 1995)

                             SECURITIES COMMISSION
                    Resolution No. 185 of October 30, 1995

Provides for the concession of authorization for issue of BRAZIL FUND INC.
shares.

The President of the SECURITIES COMMISSION - CVM announces that the full group in session of October 26, 1995, based on article 1 of Regulations Attachment III to Resolution No. 1289 of March 20, 1987, of the Brazilian Monetary Council, and
article 5 of CVM Resolution No. 51 of June 1987, resolved:

I - To authorize the distribution of a new common share issue for BRAZIL FUND INC. up to the limit of five million shares:

II - To grant a term of 1 (one) year as from the date of publication of the resolution for entry of funds into Brazil and compliance with the provisions of articles 25 and 26 of Regulations Attachment III to CMN Resolution No. 1289 of March 20, 1987; and

III - This resolution will take effect on the date of its publication in the Official Gazette of the Federal Executive.

FRANCISCO AUGUSTO DA COSTA E SILVA

(Official letter 96/95)